Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Exelixis, Inc. 2000 Equity Incentive Plan and the Exelixis, Inc. 2000 Employee Stock Purchase Plan of our reports dated February 14, 2007, with respect to the consolidated financial statements of Exelixis, Inc. included in its Annual Report (Form 10-K) for the year ended December 29, 2006, Exelixis, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Exelixis, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

October 30, 2007